Exhibit 4.4

Policy of Political Risk Insurance for Capital Market Transactions dated as of October 24, 2003.

SOVEREIGN RISK INSURANCE LTD.,

as Agent for the Insurers

Policy of Political Risk Insurance

for

Capital Market Transactions

The Bank of New York Trust Company (Cayman) Limited, as Trustee of the
U.S. $500,000,000 8.75% Subordinated Notes due 2013
issued by Banco Bradesco S.A.,
acting through its Grand Cayman branch

SOVEREIGN RISK INSURANCE LTD.,
as Agent for the Insurers

Policy of Insurance No. 03-255

Declarations:

Insured:	The Bank of New York Trust Company (Cayman) Limited, as Trustee of the U.S. $500,000,000 8.75% Subordinated Notes due 2013 (the "Notes") issued by Banco Bradesco S.A., acting through its Grand Cayman branch

Insured's Country:	United States of America. The Insured is a company organized and existing under the laws of the Cayman Islands. The accounts in which it will receive funds from the Issuer or the Foreign Enterprise to make Scheduled Payments is located in New York, New York, United States of America.

Insured Debt:	U.S. $65,625,000 (being 18 months of interest at 8.75% per annum on U.S. $500,000,000), as reduced in accordance with Article A.9.1 hereof

Issuer:	Banco Bradesco S.A., acting through its Grand Cayman branch

Foreign Enterprise:	Banco Bradesco S.A., a financial institution duly organized and existing under the laws of the Federative Republic of Brazil, acting through its head office located at Cidade de Deus, Vila Yara, City of Osasco, State of Sao Paulo, Federative Republic of Brazil, of which the Issuer is a branch.

Host Country:	Federative Republic of Brazil

Policy Limit:	The aggregate amount of claims paid hereunder shall not exceed U.S. $75,578,125 (the "Policy Limit") which is the sum of (i) the Insured Debt, and (ii) Premium Payments payable with respect to year 4 through the end of the Policy Period provided, however, that (x) the Policy Limit shall be reduced in accordance with Article A.9.1 hereof and (y) no single claim payment shall exceed the amount of one Scheduled Payment and/or Premium Payment. As of any date of determination, the Policy Limit shall be equal to the sum of (i) the Insured Debt less all claims paid under this Policy in respect of Scheduled Payments as of such date (it being understood that in accordance with Article A.9.1 hereof, Sovereign's payment to the Trustee on the date hereof of an amount constituting the Initial Refundable Premium shall be deemed, for purposes of this Policy, to be the payment of a claim in the amount of one Scheduled Payment , reducing the Insured Debt and the Policy Limit by such amount) and (ii) the Premium Payments remaining payable as of such date through the end of the Policy Period.

Covered Risk:	Currency Inconvertibility/Non-Transfer

Insured Percentage:	100 percent

:Policy Period From To:	October 24, 2003
October 24, 2013, unless the maturity of the Notes is extended (a "Note Maturity Extension") due to the occurrence of a Currency nconvertibility/Non-Transfer Event which has occurred and is continuing on October 24, 2013, in which event, the end of the Policy Period shall be the earlier to occur of (i) April 24, 2015 (a date which is 18 months after the original maturity date of the Notes) and (ii) the date that is (a) 30 days after the date on which such Currency Inconvertibility/Non-Transfer Event has ended, so long as any violation by the Issuer and the Foreign Enterprise of the Risk-Based Capital Requirements, if applicable, shall have ceased at least 14 calendar days prior to the end of such 30-day period, or (b) in all other cases, if the Issuer and the Foreign

Enterprise are in violation of the Risk-Based Capital Requirements, 14 calendar days after the date on which the Issuer and the Foreign Enterprise are no longer in violation of the Risk-Based Capital Requirements (such Note Maturity Extension period, the "Extension Period").

Policy Currency:	U.S. Dollars

Premium Rate:	3.25 percent per annum; provided that during the Extension Period, if any, the Premium Rate shall be 3.75 percent per annum.

Initial Non-Refundable Premium for the first three years of the Policy Period:	U.S. $

Initial Refundable Premium:	U.S. $21,875,000.00 (being one Scheduled Payment on U.S. $500,000,000)

Due Date for Initial Non-Refundable Premium and Initial Refundable Premium:	October 24, 2003

Due Date for Premium Payments after the Initial Premium:	The Due Date for Premium Payments after the Initial Non-Refundable Premium and Initial Refundable Premium covering the first three years, shall be each annual anniversary after the second anniversary of the inception of this Policy, commencing with October 24, 2006. The amount of premium due shall be calculated by applying the Premium Rate to the sum of (i) the amount of interest in the immediately succeeding two Scheduled Payments, plus (ii) the Premium Payments remaining payable as of such Due Date through the end of the Policy Period, excluding the Premium Payment due and payable on such Due Date. In the event there is no Note

Maturity Extension and the Policy terminates on October 24, 2013, any Premium Payments paid in advance for periods subsequent to the termination of the Policy to cover a Note Maturity Extension shall be promptly returned to the Issuer.

Insured's Representative:	The Bank of New York Trust Company
(Cayman) Limited
c/o The Bank of New York
101 Barclay St., Fl. 21W
New York, New York 10286
Attn: Corporate Trust Admin - Global Finance Unit
Ph.: (212) 815-5619
Fax: (212) 815-5802

Insurers' Representative:	Sovereign Risk Insurance Ltd.
c/o Kitson Brokerage Services Ltd.
5 Reid Street
Hamilton, HM11
Bermuda
Ph.: (441) 295-2525
Fax: (441) 295-7357

Interest Rate:	Claims paid under this Policy are to be repaid with interest calculated from the date of payment of such claims at a per annum rate equal to the Note Rate, based on a 360-day year consisting of twelve 30-day months, and compounded quarterly.

This Policy is comprised of the foregoing Declarations and the Wording, Schedules and any Endorsements attached hereto, and constitutes the entire agreement between the parties, superceding any prior agreements, whether written or oral.

IN WITNESS WHEREOF, this Policy has been made, entered into, and executed by the undersigned, as agent on behalf of the Insurers listed in Schedule I, in Hamilton, Bermuda this 24th day of October 2003. This Policy shall not be valid unless countersigned by a duly authorized representative of the Insured.

By:	CHRISTINA WESTHOLM-SCHRODER	Title: CHIEF UNDERWRITER
Sovereign Risk Insurance Ltd.,
as Agent for the Insurers
By:	PATRICIA M. PHILLIPS	Title: ASSISTANT VICE PRESIDENT
The Bank of New York Trust Company
(Cayman) Limited, as Trustee

Schedule I

Insurers

ACE Bermuda Insurance, Ltd.	--	50 Percent
Ace Global Headquarters
17 Woodbourne Avenue
Hamilton HM 08, Bermuda

XL Insurance (Bermuda) Ltd	--	50 Percent
XL House
1 Bermudiana Road
Hamilton HM 11, Bermuda

Schedule II

Insured Agreement

Indenture (the "Indenture ") dated as of October 24, 2003 between The Bank of New York Trust Company (Cayman) Limited, as Trustee and Banco Bradesco S.A., acting through its Grand Cayman branch.

Schedule III

Scheduled Payments

On each Scheduled Payment Date (April 24 and October 24 in each year, subject to the provisions of Section 2.8(a) of the Indenture which provide for deferral of interest on such dates in the circumstances described therein) during the Policy Period the Issuer or the Foreign Enterprise will make the Scheduled Payments of interest in the amounts set forth in Section 2 of the Indenture, subject as provided therein. In the event of any deferral under Section 2.8 of the Indenture, the amount of the Scheduled Payment shall be the Amount in Arrears (as defined in the Indenture) and the Additional Interest Amount (as defined in the Indenture) shall not be included in the Scheduled Payment and is not covered under this Policy.

Schedule IV

Premium Calculations*

Principal Amount:	$500,000,000
Coupon Rate:	8.75%
Premium Rate:	3.25%

Limit with 7 years premium:		$2003
Premium Due for years 1-3:	$

Limit with 6 years premium:		$2006
Premium Due for year 4	$

Limit with 5 years premium		$2007
Premium Due for year 5	$

Limit with 4 years premium		$2008
Premium Due for year 6	$

Limit with 3 years premium		$2009
Premium Due for year 7	$

Limit with 2 years premium		$2010
Premium Due for year 8	$

Limit with 1 year premium		$2011
Premium Due for year 9	$

Limit with no remaining premium coverage		$2012
Premium Due for year 10	$

* Premium payments shall be made on October 24 of each year, as provided in the Declarations.

Schedule V

Endorsements

There is no Endorsement to this Policy No. 03-255 as of its inception.

SOVEREIGN RISK INSURANCE LTD.,
as Agent for the Insurers

Political Risk Insurance Wording

for

Capital Market Transactions

(Which, together with the duly-executed Declarations, Schedules and Endorsements, constitutes the Policy of Insurance)

SOVEREIGN RISK INSURANCE LTD.,
as Agent for the Insurers

Policy of Insurance

Article 1. Insuring Clause

1.1 In consideration of the payment of premium and in reliance upon the information given and statements made to Sovereign Risk Insurance Ltd. ("Sovereign") by the Insured, the Issuer, and the Foreign Enterprise, and subject to all of the limits, terms, conditions, exclusions and representations set forth in this policy of insurance (the "Policy"), including the Declarations, Schedules and any Endorsements made a part hereof, Sovereign hereby agrees as agent for and on behalf of the Insurers listed in Schedule I (the "Insurers") to indemnify the Insured for Loss occurring during the Policy Period.

Article 2. Policy Limit

2.1 The maximum amount of compensation payable under this Policy for any or all Losses arising from the Covered Risk over the Policy Period shall not exceed the Policy Limit set forth in the Declarations.

A. Currency Inconvertibility/Non-Transfer

Article A.1. The Covered Risk

A.1.1 The Insured will be indemnified for the Insured Percentage of any Loss (without regard to whether the Issuer or the Foreign Enterprise may be able to make any such payments in the Policy Currency from offshore sources outside the Host Country) caused by (i) measures taken, directed, authorized, ratified or approved by the Host Government that directly prevent the Issuer and the Foreign Enterprise from converting Local Currency to Policy Currency and/or remitting Policy Currency outside the Host Country, or (ii) the failure of the Host Government (or by entities authorized under the laws of the Host Country to operate in the foreign exchange markets) to effect such conversion and/or remittance (collectively, “Currency Inconvertibility/Non-Transfer”). For the avoidance of doubt, Currency Inconvertibility/Non-Transfer includes expropriation, confiscation, nationalization, discriminatory legislative actions or other governmental measures taken by the Host Government that have the effect of depriving the Issuer or the Foreign Enterprise of the use or control of Local Currency or Policy Currency funds, but only to the extent that on the Date of Loss such funds have been deposited into a bank account owned by the Issuer or the Foreign Enterprise and such funds have been designated by the Issuer or the Foreign Enterprise for the making of the Scheduled Payment or Premium Payment that is the subject of the Loss.

A.1.2 To constitute a claim under this Policy, such measures, actions or failures to act must remain in effect, and the Issuer and the Foreign Enterprise must have made all reasonable efforts to convert the Local Currency and/or to remit the Policy Currency through all legal and regulatory mechanisms available through the Waiting Period and through the date on which Sovereign is obligated hereunder to pay a Loss.

A.1.3 The coverage only applies to Local Currency or Policy Currency funds that constitute a Scheduled Payment or a Premium Payment.

Article A.2. Amount of Compensation

A.2.1 Subject to the Policy Limit, in the event of Currency Inconvertibility/Non-Transfer, the amount of compensation due to the Insured under this Policy, computed as of the applicable Date of Loss, shall be the Insured Percentage of (i) the Policy Currency equivalent (using the rate of exchange set forth in Article A.3 below) of Local Currency constituting the covered monies which could not be converted into Policy Currency for transfer to the Insured outside the Host Country and/or (ii) the amount in Policy Currency constituting the covered monies that could not be transferred to the Insured outside the Host Country.

Article A.3. Reference Rate of Exchange

A.3.1 Conversions of Local Currency into Policy Currency on the Date of Loss shall be made at the PTAX 800 Closing Sell Rate for foreign private debt service or, if not published or otherwise unavailable, the official exchange rate applied by the Central Bank or equivalent entity of the Host Country for the category of remittance that is the subject of a claim. If, however, Policy

Currency was not generally available at the applicable official exchange rate and conversion of Local Currency into Policy Currency was effected through another legal and normal channel for transactions of the type contemplated in the Indenture, then the exchange rate shall be the effective rate obtained through that channel. If no exchange rate can be determined pursuant to the above, the Reference Rate of Exchange shall mean the last available official exchange rate applied by the Central Bank or equivalent entity of the Host Country for foreign private debt service prior to the Date of Loss. In all cases, the exchange rate shall be net of all deductions for governmentally imposed charges, such as taxes and commissions.

Article A.4. Filing of Claims and Claims Adjudication

A.4.1 Within 15 days after the Issuer and the Foreign Enterprise have failed to make a Scheduled Payment and/or a Premium Payment due to the Covered Risk (notwithstanding that the Scheduled Payment may actually have been made by the Insured with funds from the Reserve Account), the Insured (or the Insured’s Representative) shall file a preliminary claim application (the “Preliminary Application”) substantially in the form of Appendix A hereto. Such application for a claim shall be substantiated with all of the material evidence in the form of copies of any legislation, decree, order, communication or other official means of implementation and any other material evidence (for example, copies of certification by the Central Bank, or other entity authorized to conduct foreign exchange transactions), demonstrating the inability of the Issuer and the Foreign Enterprise to convert Local Currency and/or transfer the Policy Currency in order to make such Scheduled Payment and/or Premium Payment in Policy Currency. Sovereign shall review the Preliminary Application and revert with any requests for additional information relevant to its claim determination within 85 days. A final claim application (the “Final Application”), including any such additional information as may be requested by Sovereign, shall be filed within 148 days from the occurrence of a default in a Scheduled Payment caused by the Covered Risk. Sovereign shall determine its liability to pay a claim no later than 30 days from the date on which a complete and final claim application has been received from the Insured, but not before the expiry of any applicable Waiting Period, except as otherwise provided for herein. Failure of the Insured or the Insured’s Representative to comply with the foregoing time periods will not release Sovereign or the Insurers from liability, but the time period to pay shall be extended day-for-day by the period of delay, provided, however, that in no event shall the Final Application be submitted later than 365 days after the Issuer and the Foreign Enterprise have failed to make a Scheduled Payment due to a Covered Risk (notwithstanding that the Scheduled Payment may actually have been made by the Insured with funds from the Reserve Account).

A.4.2 If the Insured claims that it is unable to make any Premium Payment due hereunder on a Due Date because a Covered Risk has prevented it from making such payment when due, such Due Date shall be extended until the first Scheduled Payment Date succeeding the date on which Sovereign or the Insurers makes its determination of liability with respect to such claim. In the event Sovereign or the Insurers determine that the claim is valid, subject to Article A.6.1 below, compensation in respect of such Premium Payment shall not actually be remitted to the Insured but shall instead be deemed to have been paid by Sovereign to the Insured and then subsequently remitted by the Insured to Sovereign in respect of such Premium Payment due to Sovereign. In the event Sovereign determines that the claim is not valid, Sovereign or the Insurers may only cancel this Policy if the Premium Payment (plus accrued interest thereon from the original Due Date at the Note Rate) due on such Scheduled Payment Date is not paid within 30 days of notification to the Insured and the Issuer that Sovereign has determined that the claim is not valid.

Article A.5. Settlement of Loss

A.5.1 Sovereign shall pay to the Insured in the Policy Currency the compensation due hereunder, in accordance with the instructions of the Insured or the Insured’s Representative, within two (2) days after the date of determination set forth in the second to last sentence of Article A.4.1 above; provided, however, that if the Insured or the Insured’s Representative fails to comply with the time periods required pursuant to Article A.4.1 above, Sovereign’s obligation to make payments hereunder shall be extended day-for-day by the period of delay; provided, further, however, that if a Deferral Period is in effect on the date that Sovereign is otherwise obligated to pay compensation hereunder, Sovereign shall not pay such compensation to the Insured until one (1) Business Day after receiving notice from the Insured that the Deferral Period has ended. If, after compensation is paid to the Insured, but before application of such compensation to the payment of the Scheduled Payment on the Notes, a Deferral Period commences, the Insured shall promptly return such compensation amount to Sovereign together with any and all interest accrued thereon pursuant to the terms of the Indenture (the “Returned Compensation Amount”). If, prior to receiving any Returned Compensation Amount from the Insured, Sovereign has received any Local Currency or Policy Currency amounts from the Issuer or the Foreign Enterprise as a required delivery under Article A.6.1, Sovereign shall, promptly after receiving such Returned Compensation Amount, refund all such amounts, together with any and all interest accrued thereon pursuant to Section 5.03 of the Issuer Consent Agreement, to the Issuer or the Foreign Enterprise, as the case may be. Subject to the required delivery back to Sovereign of such Local Currency or Policy Currency in accordance with Article A.6.1, Sovereign shall pay such Returned Compensation Amount back to the Insured one (1) Business Day after receiving a notice from the Insured that the Deferral Period has ended.

Article A.6. Required Deliveries

A.6.1 Provided that all of the requirements set out in Condition 8 of this Policy are met, Sovereign shall pay compensation in Policy Currency against prior delivery of the inconvertible Local Currency or the Policy Currency that could not be transferred, as the case may be, constituting the Insured Percentage of the Scheduled Payment or Premium Payment which the Issuer and the Foreign Enterprise failed to make (notwithstanding that the Scheduled Payment may actually have been made by the Insured with funds from the Reserve Account), unless the Insured or the Issuer or the Foreign Enterprise, as the case may be, is unable legally to deliver such Local Currency or Policy Currency. For the avoidance of doubt, notwithstanding any provision of the Indenture permitting the Insured to invest Local Currency or Policy Currency pending delivery to Sovereign, claims shall be compensable only in the amount of (i) the Policy Currency equivalent (as calculated by applying the Reference Rate of Exchange as of the Date of Loss) of the actual Local Currency delivered to Sovereign hereunder, or (ii) the actual Policy Currency delivered to Sovereign hereunder. In the event that the Insured, the Issuer or the Foreign Enterprise, as the case may be, is unable legally to deliver such currency, the right, title and interest of the Insured, the Issuer, and the Foreign Enterprise in such currency shall be assigned to Sovereign. Such delivery and/or assignment shall be made to Sovereign or its representative in the Host Country. For the avoidance of doubt, it is a condition to the payment of compensation by Sovereign that such delivery or assignment be made to Sovereign, but such delivery or assignment need not be made to Sovereign until after Sovereign has made its determination of liability with respect to the claim, provided that such currency has been deposited into a bank account owned by the Issuer or the Foreign Enterprise and such currency has been designated by the Issuer or the Foreign Enterprise for the making of the Scheduled Payment or Premium Payment that is the subject of the Loss. Without prejudice to the rights of the Insured and Sovereign under the Policy or to Sovereign’s rights of subrogation, Sovereign may decline to accept a delivery or assignment under this Article A.6.1.

Article A.7. Default

A.7.1 Material breach of this Policy by the Insured, or an Event of Default (as defined in the Issuer Consent Agreement) under the Issuer Consent Agreement or a material misrepresentation by the Insured (whether under this Policy, in any claim application hereunder, or in the Submission Materials) shall constitute a default hereunder, and Sovereign may:

(i)     refuse to pay compensation to the Insured; or

(ii)     if such default was in existence at the time Sovereign paid compensation hereunder, recover such paid compensation from the Insured or from any subsequent compensation payable hereunder; or

(iii)     if such default constitutes an Event of Termination, terminate this Policy effective as of the date of the default by giving notice to the Insured.

Sovereign shall provide notice to the Insured of its determination of any default hereunder.

A.7.2 Sovereign may permit the Insured to cure a breach in a manner satisfactory to Sovereign but shall have no obligation to allow breaches to be cured.

Article A.8. Foreign Exchange Approval

A.8.1 Notwithstanding anything to the contrary set forth in this Policy or the Issuer Consent Agreement, a claim shall be compensable under this Policy notwithstanding that (i) the Issuer and the Foreign Enterprise have not obtained foreign exchange approval from the Central Bank to make Scheduled Payments or Premium Payments in Policy Currency from onshore sources within the Host Country and (ii) at the inception of this Policy, Central Bank approval is required for issuers wishing to make payments on instruments such as the Notes from onshore sources within the Host Country; provided, however, that it is a condition to the issuance of this Policy that (x) the Issuer and the Foreign Enterprise must each have obtained all licenses and approvals, if any, from the Host Government and from the Government of the Cayman Islands necessary for it to make payments on the Notes from offshore sources as contemplated at the inception of this Policy, (y) the Issuer’s and Foreign Enterprise’s representations and warranties in Section 2.03 of the Issuer Consent Agreement must be true and correct, and (z) the Issuer and the Foreign Enterprise undertake, pursuant to Section 3.01 of the Issuer Consent Agreement, to use reasonable efforts to obtain such approvals or licenses should they become applicable in connection with a payment from onshore sources within the Host Country. All representations, warranties and covenants of the Issuer and the Foreign Enterprise in this Policy, the Issuer Consent Agreement and the Issuer’s application for this Policy shall be read in a manner consistent with this Article A.8.

Article A.9. Initial Payment

A.9.1 Notwithstanding anything to the contrary set forth in this Policy, in consideration of the Initial Refundable Premium, Sovereign has caused to be paid to the Insured on the date of this Policy an amount equal to one Scheduled Payment for deposit in the Reserve Account. Notwithstanding anything to the contrary set forth in this Policy, by such payment (i) Sovereign is deemed to have satisfied its obligation hereunder to (x) cover a Loss in respect of the first of the three Scheduled Payments covered by this Policy (by Sovereign’s payment to the Trustee, such Loss is deemed paid by Sovereign for all purposes of this Policy) and (y) refund all or any portion of the Initial Refundable Premium (it being understood that all rights with respect to the Initial Refundable Premium shall be governed by the terms of the Indenture after such payment to the Trustee), and (ii) the Policy Limit and the Insured Debt shall be deemed reduced by such Scheduled Payment.

Standard Terms and Conditions

EXCLUSIONS

This Policy shall not cover, and the Insurers shall have no liability to the Insured in respect of, a Loss or any portion thereof arising out of the following exclusions (the “Exclusions”):

1.     Pre-Existing Conditions — subject to Article A.8.1, any laws, judicial precedents, regulations, practices, policies, procedures, restrictions or other acts or conditions which, at the inception of the Policy Period, were in effect, (including, without limitation, any restriction on convertibility or transfer that applied to transactions of a similar nature) and which, at the inception of the Policy Period, would have the effect of causing a Currency Inconvertibility/Non-Transfer Event to be in effect (if a Scheduled Payment were then due and payable) and that should reasonably have been known to the Insured and/or the Issuer and/or the Foreign Enterprise;

2.     Consequential Loss — business interruption, contingent business interruption, extra expense or other time element losses, delay, loss of market, or other consequential losses, whether before, during or after the Waiting Period;

3.     Non-Compliance — subject to Article A.8.1, failure of the Insured and/or the Issuer and/or the Foreign Enterprise to comply with the laws or regulations of the Host Country (including, but not limited to, obtaining and maintaining valid licenses, applications, and approvals) which failure materially and adversely affects either (i) the ability of the Insured and/or the Issuer and/or the Foreign Enterprise to convert Local Currency or to transfer Policy Currency outside the Host Country or (ii) Sovereign’s ability to recover any Loss;

4.     Insolvency or Commercial Failure — any debt, insolvency, commercial failure, failure to provide bond or security, or any other financial cause including, but not limited to, the insolvency or financial default of the Issuer or the Foreign Enterprise, and/or any legitimate action of the Host Government taken under the applicable bankruptcy laws thereof or taken to enforce any contractual agreement to which the Issuer or the Foreign Enterprise may be a party, or to enforce the right of any titleholder to repossess property;

5.     Currency Fluctuations — currency fluctuations and/or devaluations whether as a result of market forces or government action provided, however, that this Exclusion shall not prevent the application of Article A.3 in accordance with its terms;

6.     Taxes, etc. — duties, taxes, penalties or fines imposed on the Insured and/or the Issuer and/or the Foreign Enterprise;

7.     Misrepresentation — (i) the Insured’s material breach of the terms of this Policy, (ii) the Insured’s and/or the Issuer’s and/or the Foreign Enterprise’s failure to disclose to Sovereign any information that is material to this Policy, (iii) the Insured’s material misrepresentation under this Policy, under any Preliminary Application or Final Application, or in the Submission Materials, and/or (iv) the Issuer’s and/or the Foreign Enterprise’s material misrepresentation under the Issuer Consent Agreement or in the Submission Materials; and

8.     Violation of the Issuer Consent Agreement — an Event of Default (as defined in the Issuer Consent Agreement) under the Issuer Consent Agreement.

REPRESENTATIONS

The Issuer and the Foreign Enterprise are making certain representations to Sovereign and the Insurers as of the inception of the Policy under the terms of the Issuer Consent Agreement. The Insured acknowledges that Sovereign and the Insurers deem such representations to be material to the Covered Risk and are relying upon such representations in the issuance of this Policy. In addition, the Insured makes the following representations as of the inception of the Policy Period and acknowledges that Sovereign and the Insurers deem such representations to be material to the Covered Risk and are relying upon such representations in the issuance of this Policy:

1.     Prior Knowledge — the Insured has no knowledge of and/or no basis upon which to reasonably expect events to occur that will lead to the occurrence of a Covered Risk (it being understood that the Insured has made no independent investigation in this regard);

2.     Application — the Insured’s Submission Materials provided to Sovereign are true and complete as of the inception of the Policy Period, and no material information that might affect the decision of Sovereign to issue this Policy has been withheld. The Insured acknowledges that if the information provided by the Insured and/or the Issuer and/or the Foreign Enterprise, including without limitation information with respect to the Issuer and/or the Foreign Enterprise in the Submission Materials and the Issuer Consent Agreement, is untrue or incorrect in any material respect and could reasonably have affected the decision of Sovereign to issue this Policy, Sovereign may declare coverage under this Policy to be void ab initio, but Sovereign will be entitled to retain as an administration fee 100 percent of any premiums that have been paid in respect of this Policy, other than the Initial Refundable Premium (which shall not be returned to Sovereign after its deposit in the Reserve Account on the date of this Policy and the rights to which thereafter shall be determined solely by the terms of the Indenture); and

3.     Transaction Documents — The Insured acknowledges that if this Policy is issued prior to the execution of the Transaction Documents, then (i) true and complete copies of such documents must be provided to Sovereign within 30 days of their execution, but in no event later than 90 days from the effective date of this Policy, and (ii) they must be, in Sovereign’s sole determination, either (A) similar in all material respects to the draft copies earlier provided, or (B) satisfactory in form and substance to Sovereign.

CONDITIONS

1.     Notice of Loss — Upon discovery by a Responsible Officer of the Insured of an event which the Insured determines will give rise to a Loss, the Insured shall, within two (2) Business Days of such discovery, give written notice of such event to Sovereign, including reasonable details known to it with respect to such event. The Insured’s obligation to provide such notice is a material term of this Policy, and failure of the Insured to provide such notice shall entitle Sovereign to deny liability to the Insured with respect to any claim(s) arising from such event.

2.     Business Operations — The business and ownership of the Issuer and the Foreign Enterprise shall be substantially that set forth in the Submission Materials, and neither the Issuer nor the Foreign Enterprise shall permit any significant change to the type of that business without giving written notice to Sovereign.

3.     Onus of Proof — In any claim, and/or any arbitration to enforce a claim, for Loss hereunder, the burden of proving that the Loss is compensable under this Policy shall fall upon the Insured.

4.     Proof of Loss — The Insured shall submit a sworn proof of loss to Sovereign. If such proof of loss has not been submitted within two years of an event of Loss, the Insurers shall be discharged from all liability hereunder in respect of such Loss.

5.     Non-Cancellation — This Policy may be canceled by the Insured as of the third or any subsequent anniversary of the inception date of this Policy, by notice to Sovereign at least 90 days prior to such anniversary, provided that, the Notes have been repaid or the Insured otherwise no longer has an insurable interest in the Indenture. Sovereign may cancel this Policy if (i) any Premium Payment has not been received by the relevant due date, subject to Article A.4.2 above, or (ii) a default under this Policy as specified in Clause A.7.1 occurs. In any such case, the Issuer and the Foreign Enterprise shall, in accordance with Section 5.02 of the Issuer Consent Agreement, pay to Sovereign one-half (50%) of the unearned premium hereunder in consideration of Sovereign’s underwriting expense and commitment to insure for the balance of the Policy Period. If the Policy is canceled prior to the third anniversary of its inception date, in no event shall Sovereign repay to the Insured premiums previously paid for the first three years of the Policy; provided, however, that it is understood that the Initial Refundable Premium which is deposited into the Reserve Account on the date of this Policy will not be returned to Sovereign after such deposit and the rights to the funds in the Reserve Account shall thereafter be determined solely by the terms of the Indenture. Other than as stated herein, this Policy may not be canceled by the Insured,

Sovereign or the Insurers. In no event shall Sovereign be obligated to repay premiums if a Loss has occurred under the Policy.

6.     Due Diligence — The Insured shall, and shall use its reasonable efforts to cause the Issuer and the Foreign Enterprise to, exercise its rights and responsibilities under the Indenture as though the Insured were uninsured as to the Covered Risk, and furthermore shall at all times use due diligence and do, and concur in doing, and permit to be done, all things reasonably practicable to avoid or diminish any Loss. The Insured shall take no action to impair the Insured’s rights as a creditor of the Issuer and the Foreign Enterprise, or Sovereign’s rights as a creditor of the Issuer and the Foreign Enterprise after any claim payment by Sovereign.

7.     Confidentiality — Neither the Insured, nor the Issuer nor the Foreign Enterprise shall disclose the terms of this Policy at any time to any third party other than to such party’s own professional, financial and legal advisors, translators and rating agencies, and except as may be required by law, regulations, legal process, or bank regulators (including, without limitation, the Central Bank and its advisors, the United States Securities and Exchange Commission (the “SEC”) and its advisors, and notaries public required for the purpose of compliance with the rules and regulations of the Central Bank or the SEC), in each case on a confidential basis, without the prior written consent of Sovereign, which shall not be unreasonably withheld. The Issuer and the Foreign Enterprise shall request that such third parties keep such information confidential but it is understood that the Issuer and the Foreign Enterprise can give no assurance that they will do so. For the avoidance of doubt, nothing herein shall prevent (i) the Issuer and/or the Foreign Enterprise from including summaries of the material terms, conditions and exclusions of this Policy or the Issuer Consent Agreement in any disclosure document prepared or approved by them in connection with the issue, offering and listing of the Notes, and (ii) the rating agencies from including summaries of the material terms of this Policy in their research reports, provided, however, that in any such case such summaries do not contain information about the amount of premiums payable under this Policy or the Premium Rate.

8.     Subrogation; Assignment and Reimbursement Upon Loss Payment — On or prior to the date of Sovereign’s payment of a Loss hereunder and at the request of Sovereign, the Insured shall transfer, assign, convey, set over and deliver to Sovereign or its designee all of the Insured’s right, title and interest in the Scheduled Payments and/or Premium Payments under the Indenture and the Notes, which are the subject of the Loss and all claims against the Host Government or other parties associated with or arising out of the Loss. Without prejudice to the rights of the Insured and Sovereign under the Policy or to Sovereign’s rights of subrogation, Sovereign may decline to accept an assignment of all or any portion of the Insured’s rights or interests pursuant to this Condition 8. The Insured shall take all reasonable steps requested in writing by Sovereign to assist it, and cause the Issuer and the Foreign Enterprise to assist it, in recovering any Loss paid hereunder including, without limitation, (i) initiation and prosecution in the Insured’s name (at Sovereign’s expense) of any such recovery efforts, and (ii) enlisting the cooperation of the government of the Insured’s Country to assist in recovery (at Sovereign’s expense) by diplomatic means and/or formal proceedings. Sovereign may, to the extent such rights have been transferred or obtained by Sovereign in the Indenture, direct the Insured to take any action, consistent with the terms of the Indenture, with regard to the Notes or the rights that relate to Sovereign as Sovereign may reasonably require. If at any time the Insured, Sovereign and/or the Insurers shall obtain recoveries in respect of a Loss paid hereunder, or the Insured receives any payments from the Issuer or the Foreign Enterprise under the Indenture or the Notes (including, without limitation and without limiting the generality of the foregoing, payments of interest, principal, fees, cost reimbursements or any other payment whatsoever) after the payment of a claim hereunder by Sovereign or the Insurers, the amounts of any such recoveries or payments will be applied, prior to any payment under the Indenture or on the Notes but, with respect to any payments received by the Insured, after any required payments to the Trustee in respect of fees and expenses, in the following order:

(a)     full repayment of compensation paid by Sovereign or the Insurers to the Insured;

(b)     undisputed documented loss adjustment expenses incurred by Sovereign or the Insurers and associated with the Loss (including, without limitation and by way of example, costs and expenses of legal counsel and other professional advisers assisting Sovereign in determining its liability to pay a claim, and costs and expenses incurred by Sovereign in connection with the recovery of any Loss);

(c)     interest on the foregoing amounts equal to the Note Rate;

(d)     all unpaid premiums (including accelerated unpaid premiums payable by the Issuer and/or the Foreign Enterprise pursuant to Section 5.02 of the Issuer Consent Agreement) due and owing;

(e)     to the extent that any loss adjustment expenses incurred by Sovereign are disputed by the Issuer and the Foreign Enterprise, then the amount of such disputed expenses (together with interest on such amounts equal to the Note Rate) shall be delivered to the Insured to be held in trust and invested in Permitted Investments (as defined in the Indenture) until such time as the dispute is resolved. Delivery of such amounts to the Insured will satisfy the requirement for payments pursuant to this paragraph (e). Upon notification to the Insured by Sovereign and the Issuer of resolution of any dispute, the Trustee shall then apply such amounts in accordance with the terms of such resolution and Section 5(g) of the Indenture and this Condition 8; and

(f)     payment to the Insured or the Insured’s Representative of uninsured loss suffered by the Insured.

For the avoidance of doubt, (i) to the extent Local Currency is delivered to Sovereign under Article A.6.1, a recovery shall be deemed to have been obtained by Sovereign only to the extent Sovereign is able to convert such Local Currency into Policy Currency and transfer such Policy Currency to Sovereign outside the Host Country and the amount of the recovery shall be the amount of such Policy Currency transferred, and (ii) to the extent non-transferable Policy Currency is delivered to Sovereign under Article A.6.1, a recovery shall be deemed to have been obtained by Sovereign only to the extent that Sovereign is able to transfer such Policy Currency outside the Host Country. Nothing herein shall limit the discretion of Sovereign or the Insurers in dealing with or making settlements with regard to the Notes or the recovery efforts, and Sovereign and the Insurers shall have no liability to the Insured for actions taken or not taken in respect thereof. For the further avoidance of doubt, no rights of subrogation, assignment or reimbursement shall accrue to Sovereign in connection with any payment to the Holders from funds constituting the Initial Refundable Premium deposited into the Reserve Account on the date of this Policy and Sovereign acknowledges that any such Scheduled Payment paid with such funds shall discharge the Issuer’s and the Foreign Enterprise’s obligation to make such Scheduled Payment under the Indenture and the Notes.

9.     Premiums — Premiums shall be paid in full in the amounts set forth in the Declarations, free of any deductions or withholdings for any and all present and future taxes, levies, imposts, stamps, duties, fees, assessments, deductions, withholdings, and other governmental charges, and all liabilities with respect thereto, and in the event that the Insured is prohibited by law from making Premium Payments free of such deductions or withholdings, then the Insured shall pay such additional amount as may be necessary in order that the actual amount received after such deduction or withholding shall equal the full Premium Payment amount. Premiums shall be paid (a) in accordance with Article A.4.2 of this Policy in the circumstances set forth in that Article and (b) in all other circumstances, on or prior to the dates set forth in the Declarations.

10.     Arbitration — Disputes, controversies or claims arising out of or relating to this Policy or to the breach, cancellation, termination or validity of this Policy shall be finally and fully determined at the London Court of International Arbitration (“LCIA”) in London according to the LCIA rules in effect at the date of submission. The laws of England and Wales applicable to arbitration procedure, including the provisions of the Arbitration Act of 1996 and/or any statutory modifications or amendments thereto, shall govern the procedural aspects of such arbitration proceedings. For the avoidance of doubt and as set forth in Condition 11, in any such arbitration this Policy shall be governed by and construed in accordance with the laws of the State of New

York. The arbitration panel shall consist of three arbitrators. Each party shall choose one arbitrator, and the two arbitrators so chosen shall select a third arbitrator who shall be chairman of the panel. The arbitral award shall be in writing, shall be final and binding upon all parties and may be enforced by any court having jurisdiction. In no event may the arbitrators award the Insured more than the sum of the applicable Policy Limit, the costs of the arbitration, and interest calculated from the date compensation was denied using the average one month LIBOR rate in effect during the period, compounded quarterly. Unless the Insured initiates arbitration, Sovereign’s liability with respect to any claim for compensation hereunder and any related claims or causes of action shall expire one year after Sovereign notifies the Insured of its final determination with respect to such claim. The liability of the Insured, if any, in connection with the selection of any arbitrator or in connection with any arbitral award shall be liability of the Insured in its capacity as Trustee under the Indenture and not in its individual or personal capacity.

11.     Governing Law — This Policy, and any dispute, controversy or claim arising out of or relating to this Policy, except as otherwise expressly provided, shall be governed by and construed in accordance with the laws of the State of New York, except insofar as such laws may pertain to regulation under New York law, or regulations issued by the Insurance Department of the State of New York pursuant thereto, applying to insurers doing insurance business, or issuance, delivery or procurement of policies of insurance, within the State of New York. Notwithstanding the above, the laws of England and Wales governing arbitration procedure shall govern the arbitration procedure applicable to any arbitration under Condition 10.

12.     Representation — The Insured or such other person as it shall designate in the Declarations (initially, the Insured’s Representative) shall represent and have authority to bind the Insured in all matters under this Policy, including without limitation, payment of premium and the adjustment, settlement and payment of claims. The Insured, by notice to Sovereign in writing, may designate a substitute representative, which representative shall, effective as of the date such notice is received, be deemed to be designated in the Declarations.

13.     Other Insurance — The Insured shall not obtain any other insurance, whether primary, excess, contingent or umbrella, for any Loss covered by this Policy, as an additional insured or otherwise.

14.     Changes — Notice to or knowledge possessed by any person shall not effect a waiver or change in any part of this Policy or estop Sovereign or the Insurers from asserting a right under the terms of this Policy. Neither the terms of this Policy nor the terms of the Indenture may be waived or changed, except by written endorsement issued and signed by Sovereign, unless such waivers or changes are minor or technical in nature and would not require the consent of the Holders. The Insured shall not consent, and shall cause the Issuer not to consent, to any waiver of, or change in, the terms of the Transaction Documents that would adversely affect Sovereign’s obligations or rights hereunder or thereunder or its prospects for recovery upon payment of Loss, except by written endorsement and signed by Sovereign. The failure of Sovereign to exercise any right or remedy shall not be deemed to constitute a waiver of such right or remedy in the future.

15.     Assignment — Assignment of any interest under this Policy shall not bind Sovereign or the Insurers unless and until their consent is endorsed hereon. The Insurers shall not assign their obligations under this Policy without the prior written consent of the Insured, not to be unreasonably withheld.

16.     Inspection — The Insured shall furnish promptly all information available to it and reasonably requested in writing by Sovereign, both with respect to a Loss and pertaining in any way to coverage under this Policy.

17.     Notice — All notices under any provision of this Policy shall be in writing and given by hand, prepaid express courier, airmail or fax (with a copy by mail to follow, receipt of which copy shall not be required to effect notice) properly addressed to the appropriate party or its designated representative at the address so designated in the Declarations or to such other address or fax number as it may have notified to the other parties in accordance with this clause and will be deemed as having been effected only upon actual receipt.

18.     Headings — The descriptions in the headings and sub-headings of this Policy are inserted solely for convenience and do not constitute any part of the terms or conditions hereof.

19.     Several Liability — The Insured acknowledges and agrees that each Insurer’s interests and liabilities under this Policy shall be separate and apart from the interests and liabilities of the other Insurer under this Policy, that the interests and liabilities of the other Insurer are several and not joint, and that each Insurer’s interests and liabilities under this Policy shall be limited to the percentage shown in Schedule I and shall apply to Loss on a pro rata basis. In no event shall an Insurer participate in the interests and liabilities of the other Insurer, and the Insured further acknowledges and agrees that neither Sovereign nor any Insurer shall be responsible for the interests and liabilities of any Insurer which for any reason does not satisfy all or part of its obligations hereunder.

20.     Non-Waiver — Neither Sovereign’s nor the Insured’s failure to invoke its rights nor its acceptance or payment of premiums shall constitute waiver of any of its rights, even if Sovereign or the Insured knows of a material breach hereof by the Insured or Sovereign.

21.     Exercise of Rights by and Performance of Obligations of Insured — Only the Insured may exercise the rights and perform the obligations of the Insured under this Policy. No individual Holder shall have or exercise any rights or perform any obligation under this Policy in its own name or in lieu, in the name, or on behalf of the Insured.

22.     Early Termination of Waiting Period — Notwithstanding any other provision of this Policy to the contrary, if a Loss appears probable, Sovereign may terminate the Waiting Period at any time and, in exchange for payment of such Loss (up to the Policy Limit), demand, by notice to the Insured that the Insured comply with the delivery and assignment requirements of Article A.6 and Condition 8 within ten (10) days of such notice.

23.     Acceleration — Sovereign shall be liable for compensation for Scheduled Payments only on their respective due dates as set out in the Indenture and described in Schedule III. An acceleration of a payment, even though contemplated in the Indenture, shall not give rise to a corresponding acceleration of Sovereign’s obligation to pay compensation hereunder. Sovereign will have the option, however, in its sole discretion and at any time, to pay compensation with respect to such accelerated payment excluding unearned interest and subject always to the requirements of Article A.6 and Condition 8. Such compensation will be reduced by the amount of premium payable over the balance of the Policy Period based on the Scheduled Payments described in Schedule III.

24.     Prepayments — At the inception of the Policy, there is no mandatory prepayment right under the Notes. Should any mandatory prepayment nevertheless occur during the Policy Period, such mandatory prepayment shall be treated as acceleration, and any Loss incurred with regard to such prepaid amount shall be compensated in accordance with the original repayment schedule. Voluntary prepayment by the Issuer or the Foreign Enterprise, if any, shall be excluded from coverage under this Policy. Notwithstanding that voluntary prepayment is not covered hereunder, such attempt by the Issuer or the Foreign Enterprise to prepay shall not prejudice the Insured’s right to file a claim under this coverage with respect to a Scheduled Payment at the original due date.

25.     Interpretation — In the event of any inconsistency between the terms of any of the Transaction Documents or any description, summary or characterization of the terms of this Policy in any offering materials with respect to the Transaction Documents and the terms of this Policy, the terms of this Policy shall govern.

26.     Disclaimer — None of Sovereign, the Insurers, their respective officers, or any of their respective employees shall be responsible for any description, summary, or other characterization of Sovereign or the Insurers or the insurance coverage under this Policy contained in any prospectus, offering document, or other information provided to Holders, rating agencies, or others, regardless of whether such person has knowledge thereof.

27.     Limitation of Liability — This Policy is executed and delivered by the Insured acting not individually or personally, but solely as Trustee under the Indenture in the exercise of the powers and the authority conferred on and vested in it under the Indenture. The undertakings and agreements herein made on the part of the Insured are made and intended not as personal undertakings and agreements by the Trustee in its individual or personal capacity, but are made and intended for the purpose of binding only the Insured in its capacity as Trustee under and the estate created pursuant to the Indenture. Nothing herein contained shall be construed as creating any liability on the Trustee, individually or personally, to perform any covenant either expressed or implied herein, all such liability, if any, being expressly waived by the parties who are signatories to this Policy and by any person claiming by, through, or under such parties. Under no circumstances shall the Trustee be or become personally liable for the payment of any indebtedness or expenses of the estate created pursuant to the Indenture or be personally liable for the breach or failure of any obligation or covenant made or undertaken by the Trustee under this Policy.

28.     Effectiveness. Notwithstanding anything to the contrary in this Policy, this Policy shall not become effective and Sovereign shall have no obligations hereunder until the Issuer Consent Agreement shall have been executed and delivered to Sovereign.

29.     Counterparts. This Policy may be executed in counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

DEFINITIONS

1.     Business Day — means any day except a Saturday, a Sunday or a legal holiday or a day on which banking institutions are authorized or required by law, regulation or executive order to close in The City of New York, or Bermuda.

2.     Central Bank — means the Central Bank of the Host Country.

3.     Covered Risk — means Currency Inconvertibility/Non-Transfer as set forth in Article A.1 hereof.

4.     Currency Inconvertibility/Non-Transfer — has the meaning provided in Article A.1.1 hereof.

5.     Currency Inconvertibility/Non-Transfer Event — means any event of Currency Inconvertibility/Non-Transfer.

6.     Date of Loss — means the Scheduled Payment Date on which the Issuer and the Foreign Enterprise have failed to make a Scheduled Payment as a direct result of a Covered Risk. For purpose of this Policy, a failure to make a Scheduled Payment shall be deemed to have occurred notwithstanding any payment thereof made by the Insured’s drawing upon the Reserve Account.

7.     Deferral Period — means any period during which interest payments are subject to deferral in accordance with Section 2.8(a) of the Indenture.

8.     Event of Termination — means (i) a material breach of the Policy by the Insured (including, without limitation, failure to make any Premium Payment when due under the Policy, subject to Article A.4.2), (ii) a material misrepresentation by the Insured (whether under this Policy, in any claim application hereunder, or in the Submission Materials), (iii) an Event of Default under Section 4.01(a) of the Issuer Consent Agreement, or (iv) an Event of Default (as defined in the Issuer Consent Agreement) under Section 4.01(b) of the Issuer Consent Agreement arising from a failure to comply with Sections 3.03 (but only to the extent such Event of Default causes a payment default on the Notes or would materially impair Sovereign’s subrogation rights), 3.01, 3.06, or 3.07 thereof.

9.     Foreign Enterprise — means Banco Bradesco S.A., a financial institution duly organized and existing under the laws of the Federative Republic of Brazil, acting through its head office located at Cidade de Deus, Vila Yara, City of Osasco, State of Sao Paulo, Federative Republic of Brazil, of which the Issuer is a branch. The Issuer is a part of the Foreign Enterprise and has no separate legal status or existence and the Foreign Enterprise is ultimately responsible for all obligations of the Issuer.

10.     Holders — means the owners of the Notes.

11.     Host Country — means the country set forth in the Declarations.

12.     Host Government — means the present or any succeeding governing authority (without regard to its method of succession or to whether it is internationally recognized) in effective control of all or any part of the territory of the Host Country or any political or territorial subdivision thereof.

13.     Indenture — means the Indenture identified in Schedule II.

14.     Initial Refundable Premium – means the amount of the initial refundable premium as set forth in the Declarations.

15.     Insured — has the meaning provided in the Declarations.

16.     Insured Debt — has the meaning set forth in the Declarations.

17.     Insured Percentage — means the percentage of the Scheduled Payments insured under this Policy as specified in the Declarations.

18.     Insured’s Country — means the country set forth in the Declarations in which the Insured maintains the accounts in which it will receive funds to make Scheduled Payments.

19.     Insurers — means the insurers listed in Schedule I of this Policy.

20.     Issuer — means the entity set forth in the Declarations as the issuer of the Notes.

21.     Issuer Consent Agreement — means the agreement among the Issuer, the Foreign Enterprise and Sovereign, setting out certain obligations and requirements on the Issuer and the Foreign Enterprise with regard to this Policy.

22.     Local Currency — means the lawful currency of the Host Country.

23.     Loss — means any loss that is sustained by the Insured due to the failure of the Issuer and the Foreign Enterprise to make a Scheduled Payment or the inability of the Issuer and the Foreign Enterprise to pay a Premium Payment that, in either case, is caused solely and directly by the Covered Risk, which meets the terms, conditions, and exclusions of this Policy, and for which the Insured seeks compensation under this

Policy. It is understood that if a Covered Risk prevents the Issuer and the Foreign Enterprise from making a Scheduled Payment, the Insured may draw upon the Reserve Account to cover such payment then due to the Holders. Notwithstanding that the Insured has been able to draw on the Reserve Account and make the payment to the Holders, for purpose of this Policy, the Loss is deemed to have occurred and Sovereign shall pay compensation to the Insured for application to the next Scheduled Payment (to the extent such Scheduled Payment cannot be made due to the Covered Risk) in accordance with the terms of this Policy, subject to Article A.6. and to an assignment having been made in accordance with Condition 8 of this Policy.

24.     Note Rate — means the interest rate on the Notes, excluding any penalty or default interest or any increase in the original interest rate applicable because of a deferral under Section 2.8 of the Indenture.

25.     Notes — means the U.S. $500,000,000 8.75% Subordinated Notes due 2013 issued by Issuer.

26.     Policy Currency — has the meaning set forth in the Declarations.

27.     Policy Limit — means the maximum amount of compensation that will be paid under this Policy for claims, as set forth in the Declarations.

28.     Premium Payment — means any payment of premium required under this Policy.

29.     Premium Rate — has the meaning set forth in the Declarations.

30.     Reserve Account — means the reserve account established under the Indenture to ensure timely payments of interest on the Notes.

31.     Responsible Officer — means, when used with respect to the Insured, any officer within the corporate trust department of the Insured, including any vice president, assistant vice president, assistant treasurer, trust officer or any other officer of the Insured who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the Indenture.

32.     Reference Rate of Exchange — has the meaning provided in Article A.3 hereof.

33.     Risk-Based Capital Requirements – has the meaning set forth in the Indenture.

34.     Scheduled Payment — means one or more payments of accrued interest on the Notes according to the requirements contained within the Indenture. Penalty interest, additional interest, special interest or penalty fees for late or deferred payment, including without limitation Additional Interest Amounts (as defined in the Indenture) are not a part of the Scheduled Payment and are not included in the calculation of compensation. For the purpose of this Policy, a failure to make a Scheduled Payment shall be deemed to have occurred notwithstanding any payment thereof made by the Insured’s drawing upon the Reserve Account.

35.     Scheduled Payment Date — means each date on which a Scheduled Payment is required to be made under the terms of the Indenture, including any date to which a Scheduled Payment is deferred pursuant to Section 2.8 of the Indenture.

36.     Submission Materials — means the application for insurance, the supporting documents and any other written material information provided to Sovereign by the Insured, the Issuer and the Foreign Enterprise prior to the inception of the Policy Period.

37.     Transaction Documents — means the Indenture and the Notes.

38.     Trustee — means The Bank of New York Trust Company (Cayman) Limited, in its capacity as Trustee under the Indenture, or any successor trustee appointed in accordance with the terms thereof.

39.     Waiting Period — means a continuous period of 148 days, commencing on the first day after the Date of Loss. A Loss shall not be indemnified hereunder until the expiration of the Waiting Period. Coverage hereunder shall not be prejudiced if the Waiting Period extends beyond the Policy Period.

All other terms appearing in the Declarations, Policy, and Standard Terms and Conditions have the meanings assigned to them therein.

Appendix A

Form of Insured’s Claim Application

[LETTERHEAD OF INSURED]
[Date]

Sovereign Risk Insurance Ltd.
Wessex House, 5th Floor
45 Reid Street
Hamilton, HM 12, Bermuda

Re: Policy of Political Risk Insurance No.

This [Preliminary Application] [Final Application] is delivered to you pursuant to Article A.4 of the Policy of Political Risk Insurance for Capital Market Transactions (together with the duly-executed Declarations, Schedules and Endorsements, and as amended, supplemented and otherwise modified from time to time, the “Policy”), dated October 24, 2003, among (i) Sovereign Risk Insurance Ltd., as agent for the Insurers named therein (the “Agent”), and (ii) The Bank of New York Trust Company (Cayman) Limited (the “Insured”). All capitalized terms used and not otherwise defined in this certificate shall have the meanings assigned thereto in the Policy.

I, __________, a duly authorized representative of the Insured, hereby certify, represent and warrant to Agent on behalf of the Insured as follows:

I.     This Application relates to the ________, ____ Scheduled Payment Date (the “Date of Loss”).

II.     A Covered Risk set forth in Article A.1.1:

___    clause (i)

___    clause (ii)

has occurred on ________, ____ and is continuing as of the date hereof.

III.     Attached hereto is evidence demonstrating the inability of the Insured and the Issuer and the Foreign Enterprise to convert the Local Currency that is the subject of this claim or to transfer the Policy Currency that is the subject of this claim outside the Host Country.

IV.     The Insured, the Issuer and the Foreign Enterprise have each made all reasonable efforts to convert the Local Currency that is the subject of the claim and/or remit the Policy Currency that is the subject of the claim through all legal and regulatory mechanisms available, commencing from the Date of Loss through the date hereof.

V.     The amount of this claim is U.S. $_________. [________ in Local Currency has been deposited into [specify relevant bank account details], which funds, as of the Date of Loss, have a value equal to U.S. $_______ according to the Reference Rate of Exchange as calculated pursuant to Article A.3 of the Policy and have been designated by the Issuer and the Foreign Enterprise for the making of the [Scheduled Payment] [Premium Payment] that is the subject of the claim. The calculation and evidence of appropriate exchange rate are attached hereto.] [U.S. $ ________ has been deposited into [specify relevant bank account details.] and have been designated by the Issuer and the Foreign Enterprise for the making of the [Scheduled Payment] [Premium Payment] that is the subject of the claim.] The [Local Currency] [Policy Currency] has been deposited into the Issuer’s bank account as specified above and will be delivered to Sovereign as a condition to claim payment and after Sovereign’s determination of liability under the Policy.

VI.     No exclusion applies, and all representations and warranties set forth in the Policy are true, correct and complete as of this date, and the Insured has complied with all of its requirements under the Policy in all material respects.

VII.     The aggregate amount of claims paid to date under the Policy (U.S. $_______) when added to the amount of this claim (U.S. $_______) does not exceed the Policy Limit (U.S. $________).

As a result of the Covered Risk stated in clause II above, the Insured hereby requests that the Agent make payment to the Insured in the amount of U.S.$_______, for coverage pursuant to the Policy, which amount constitutes the Loss incurred by the Insured.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the __ day of _______, __.

[_______]

By:
Name:
Title:

Appendix B

Issuer Consent Agreement

[To be Attached]